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TEXAS-OHIO GAS, INC.
Statements of Income
Periods Ended July 31, 2000
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                         Month     Four months
                         -----     -----------

Revenues          $ 3.2     $18.7
Cost of sales          4.0     17.3
                         -----     -----
Gross margin          (0.8)     1.4
                         -----     -----

Selling, general, and administrative:
     Salaries and benefits          0.5     1.4
     Selling and marketing          -     0.6
     Office expense          0.1     0.5
     Depreciation and amortization     0.1     0.5
     Other          -     0.1
                              -----     -----
          Total selling, general, and administrative          0.7     3.1
                              -----     -----

Other income               0.1     0.3
                               -----     -----
Net income (loss)               $(1.4)     $(1.4)
                              =====     =====

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